UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2015

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

CST Brands, Inc., a Delaware corporation (“CST Brands”) (NYSE: CST), owns and controls the general partner (the “General Partner”) of CrossAmerica Partners LP (“CrossAmerica”) (NYSE: CAPL), a publicly traded Delaware limited partnership.

Pursuant to a Contribution Agreement (the “Contribution Agreement”), dated December 16, 2014, by and among CST Brands, CST Services LLC (“CST Services”), an indirect wholly owned subsidiary of CST Brands, and CrossAmerica, on January 2, 2015 (the “Closing”), CST Services completed its previously announced sale, effective January 1, 2015, of a 5% limited partner interest in CST Fuel Supply LP (“CST Fuel”) to CrossAmerica in exchange for 1,497,946 newly issued common units representing limited partner interests in CrossAmerica.

CST Fuel owns 100% of the issued and outstanding membership interests in CST Marketing and Supply LLC (“CSTMS”), which is a party to a fuel supply agreement with a subsidiary of Valero Energy Corporation. The general partner of CST Fuel is CST USA, Inc., a wholly owned subsidiary of CST Brands. CST Brands will continue to indirectly own a 95% limited partner interest in CST Fuel.

Immediately prior to Closing and effective January 1, 2015, CST Services, CSTMS and certain subsidiaries of CST Services (“Purchasers”) entered into a fuel distribution agreement (the “Fuel Distribution Agreement”), pursuant to which CSTMS will, on an annual basis, sell and deliver to the Purchasers, and the Purchasers will purchase, for at least 10 years no less than 1.57 billion gallons of branded and unbranded motor fuels at a fixed net margin of $0.05 per gallon for resale at retail sites operated by such Purchasers.

The terms of the Contribution Agreement and Fuel Distribution Agreement were unanimously approved on behalf of CST Brands by the executive committee of the board of directors of CST Brands and on behalf of CrossAmerica by the conflicts committee of the board of directors of the General Partner.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Gérard J. Sonnier
By:	Gérard J. Sonnier
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: January 8, 2015